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Exhibit 5.2

July 25, 2003

Ladies and Gentlemen:

        I am General Counsel of Houghton Mifflin Company, a Massachusetts corporation (the "Company"). The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $400,000,000 aggregate principal amount of 9.875% Senior Subordinated Notes due 2013 (the "Senior Subordinated Exchange Notes") and $600,000,000 aggregate principal amount of 8.250% Senior Notes due 2011 (the "Senior Exchange Notes" and, together with the Senior Subordinated Exchange Notes, the "Exchange Securities"). The Senior Subordinated Exchange Notes will be issued under an indenture (the "Senior Subordinated Indenture"), dated as of January 30, 2003, between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee, and the Senior Exchange Notes will be issued under an indenture (the "Senior Indenture" and, together with the Senior Subordinated Indenture, the "Indentures"), dated as of January 30, 2003, between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee. The Senior Subordinated Exchange Notes will be offered by the Company in exchange for $400,000,000 aggregate principal amount of its outstanding 9.875% Senior Subordinated Notes due 2013 and the Senior Exchange Notes will be offered by the Company in exchange for $600,000,000 aggregate principal amount of its outstanding 8.250% Senior Notes due 2011.

        I have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of other officers and representatives of the Company.

        In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I also have assumed that each of the Indentures is the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that (1) the Company has duly authorized, executed and delivered the Indentures, (2) the Company has duly authorized the Exchange Securities and (3) the execution, delivery and performance by the Company of the Indentures and the Exchange Securities do not and will not violate the laws of the Commonwealth of Massachusetts.

        I am a member of the Bar of the Commonwealth of Massachusetts, and I do not express any opinion herein concerning any law other than the law of the Commonwealth of Massachusetts.

        I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP.

                      Very truly yours,

                      PAUL D. WEAVER, ESQ.

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  Exhibit 5.2